As filed with the Securities and Exchange Commission on August 20, 2025

Registration No. 333-289549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEARSIGN TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3823	26-2056298
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8023 East 63rd Place, Suite 101

Tulsa, Oklahoma 74133

(206) 673-4848

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Colin James Deller

Chief Executive Officer

ClearSign Technologies Corporation

8023 East 63rd Place, Suite 101

Tulsa, Oklahoma 74133

(206) 673-4848

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Blake Baron, Esq.

Gabriel Miranda, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Avenue

New York, New York 10022

Phone: (212) 509-3900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The shares of common stock registered hereunder consists of shares of common stock issuable upon the exercise of certain redeemable warrants, or the Warrants, to purchase an aggregate of 5,267,222 shares of common stock, par value $0.0001 per share, at an exercise price of $1.05 per share, which Warrants were previously issued in connection with our underwritten public offering completed on April 23, 2024, and the subsequent exercise of the over-allotment option by the underwriters in full. The Warrants are exercisable immediately upon issuance, expire five years after the date of issuance and are redeemable by us, subject to certain market based criteria. The Warrants were issued and sold pursuant to our previous “shelf” registration statement on Form S-3 (File No. 333-265967), or the Prior Registration Statement, that was declared effective on August 12, 2022, and which expired on August 12, 2025, pursuant to Rule 415(a)(5) under the Securities Act of 1933, as amended.

We are filing this new Registration Statement on Form S-1 for the sole purpose of ensuring that an effective Registration Statement covers the exercise of the outstanding Warrants. In accordance with Securities and Exchange Commission, or the SEC, rules, we may continue to offer and sell securities being registered hereunder during the grace period afforded by Rule 415(a)(5). Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the effective date of this Registration Statement. If we sell any securities being registered hereunder during the grace period, we will identify in a pre-effective amendment to this Registration Statement the new amount of securities to be carried forward to this Registration Statement in reliance upon Rule 415(a)(6).

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 20, 2025

PRELIMINARY PROSPECTUS

5,267,222 Shares of Common Stock Underlying the Warrants

This prospectus relates to the issuance of up to 5,267,222 shares of our common stock, par value $0.0001 per share, or the common stock, available for issuance upon the exercise of 5,267,222 redeemable warrants, or the Warrants, previously issued as part of our public offering of shares of common stock and accompanying Warrants, at the rate of one Warrants for every one share of common stock, that was completed on April 23, 2024.

Each Warrant has an initial exercise price of $1.05 per share, subject to adjustments, and may only be exercised in cash at the election of the holder at any time beginning on April 23, 2024, the date of issuance, and from time to time thereafter, through and including the fifth anniversary of the issuance date. The Warrants are redeemable by us from time to time, subject to certain market based criteria. Holders of the Warrants are not able to exercise their Warrants on a cashless basis. See “Description of Securities Being Registered” in this prospectus for additional information.

We may receive up to $5.5 million upon the exercise of the Warrants, if and when the warrant holders elect to exercise such Warrants. We will not receive any proceeds from the sale of the underlying common stock by the holders of the Warrants. Any amounts received from such exercises will be used for working capital, research and development, marketing and sales, and general corporate purposes. All costs and expenses incurred in connection with the registration of the offering made hereby will be paid by us. The registration of these shares of common stock does not necessarily mean that any holder of a Warrant will exercise such Warrant or that the underlying shares of common stock will be offered or sold by such holder.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “CLIR”. On August 19, 2025, the last reported sale price of our common stock on Nasdaq was $0.5353.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2025

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the shares of common stock issuable upon exercise of the Warrants offered by us. In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering. We also may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.

You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the sections of this prospectus titled “Where You Can Find More Information” and “Information Incorporated by Reference.” You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesperson or other person to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the shares of common stock issuable upon exercise of the Warrants in any jurisdiction in which such an offer or solicitation relating to such shares of common stock is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the shares of common stock issuable upon exercise of the Warrants if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find Additional Information.”

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “ClearSign” and the “Company” refer to ClearSign Technologies Corporation and its subsidiary, ClearSign Asia Limited.

MARKET, INDUSTRY AND OTHER DATA

This prospectus, including the information incorporated by reference, contains estimates, projections and other information concerning our industry, our business and the markets for certain products and services, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is based on a number of assumptions and is inherently subject to uncertainties, including those described in “Risk Factors” and elsewhere in this prospectus, and documents we incorporate by reference, and actual events or circumstances may differ materially from events and circumstances reflected in this information. You are cautioned not to give undue weight to such estimates, projections and other information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in this prospectus include, without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Investors are cautioned that such forward-looking statements involve risks and uncertainties.

Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●         our limited cash, history of losses, and our expectation that we will continue to experience operating losses and negative cash flows in the near future;

●         our ability to successfully develop and implement our technologies and achieve profitability;

●         our limited operating history;

●         our ability to maintain the listing of our common stock on Nasdaq;

●         changes in government regulations that could substantially reduce, or even eliminate, the need for our technology;

●         emerging competition and rapidly advancing technology in our industry that may outpace our technology;

●         customer demand for the products and services we develop;

●         the impact of competitive or alternative products, technologies, and pricing;

●         our ability to manufacture any products we design;

●         general economic conditions and events and the impact they may have on us and our potential customers;

●         the impact of global supply-chain constraints and the threat of, or implementation of, tariffs on imported or exported goods and materials may adversely affect our commercialization efforts and business operations;

●          our revenue has been highly concentrated among a small number or customers, and our results of operations could be harmed if we lose a key revenue source and fail to replace it;

●         the impact of a cybersecurity incident or other technology disruption;

●         our ability to protect our intellectual property;

●         our ability to obtain adequate financing in the future;

●         our ability to retain and hire personnel with the experience and talent to develop our products and business;

●         our success at managing the risks involved in the foregoing items; and

●         other factors discussed in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly update or review any forward-looking statement.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section contained in this prospectus and in the documents we incorporate by reference.

Overview

We design and develop technologies for the purpose of decarbonization and improving key performance characteristics of industrial and commercial combustion systems, including emission and operational performance, energy efficiency, and overall cost-effectiveness. We believe that our patented ClearSign Core™ technology can enhance the performance of combustion systems in a broad range of markets, including the energy (upstream oil production, midstream gas processing and transportation, and down-stream refining), institutional, commercial and industrial boiler, chemical, and petrochemical industries. Our ClearSign CoreTM technology, which is our primary technology, uses either a porous ceramic structure or metal flame holder device held at a distance from the injection planes of a burner to significantly reduce flame length and achieve low emissions without the need for external flue gas recirculation, selective catalytic reduction, or high excess air systems. To date, our operations have been funded primarily through sales of our equity securities.

Our combustion technology has been successfully deployed in commercial projects such as down-stream refining and upstream oil production. These applications include our process burner, flaring and boiler burner technologies. Both our process burner and boiler burner technology can operate in high-intensity industrial burner applications at sites that are required to meet low air pollutant emissions.

We believe that combustion equipment utilizing ClearSign CoreTM technology is more effective and cost-efficient than current industry-standard air pollution control technologies and can reduce nitrogen oxide (“NOx”) emissions down to the levels required by new stringent emission regulations. NOx is a regulated greenhouse gas pollutant comprised of nitrogen oxide and nitrogen dioxide. These current industry-standard air pollution control technologies include selective catalytic reduction devices (“SCRs”), low- and ultra-low NOx burners, external flue gas recirculation systems and other similar technologies. Such air pollution control systems are widely used in places within our current target markets such as petroleum refining and petrochemical process heaters, large-scale once through steam generators (“OTSGs”), enclosed flares, institutional commercial and industrial boilers and other similar equipment. We believe that our ClearSign CoreTM technology can provide value to our customers not only by helping them meet current and possible future legislative mandates to reduce pollutant emissions, but also by improving operating efficiency and increasing overall return on investment.

Based on the operating data we have obtained from our installed products, burners utilizing ClearSign CoreTM technology can provide increased heat transfer efficiency as compared to other emission reducing technologies. This is consistent with the physics of heat transfer and the mechanisms by which the technology functions. The reported increased heat transfer efficiency may potentially result in cost savings in the low to mid-single digit percentage range for burners employing our technology. We believe that these potential costs savings could produce a significantly attractive pay-back period for an investment in ClearSign CoreTM technology-based burners. In addition, because the flame volumes in heaters utilizing ClearSign CoreTM technology are typically small, heaters using our technology are expected to operate at a lower cost, have increased productivity, and require less maintenance and downtime compared to heaters that operate with enlarged flames produced by traditional low NOx burners. The flames in a ClearSign CoreTM system are established from a predominantly premixed stream of fuel, combustion air and flue gasses stabilized on a downstream structure that promotes turbulence and ignition with minimal “bulking up.” In comparison, flames resulting from the traditional legacy process of slow mixing of the fuel and air, and dilutive inert flue gasses have a much larger size. With a lower volume flame in a ClearSign CoreTM system, surfaces in the heater or boiler experience less touching by the flame and it is anticipated that our systems can virtually eliminate flame impingement. Our technology also enables burners to function better in tightly spaced heaters compared to the flames of traditional low NOx burners. Most importantly, using our technology has the potential to decrease process downtime required during installation compared to retrofits utilizing the legacy technology of SCRs or flue gas recirculation systems.

We are also designing and commercializing a range of sensing products called the ClearSign Eye for two potential markets. The primary addressable market is similar to that of our ClearSign CoreTM technology, although not limited to regions requiring emissions reduction. The flame sensing products are applicable to all installed burners that use a pilot for ignition, including in markets and regions beyond those where reducing emissions is a high priority. Like our burner technology, our burner sensing technology is being developed to provide convenient replacement and retrofit solutions for existing equipment as well as for inclusion in newly built equipment.

The secondary potential market for our sensing technology is outside of the typical combustion industry and includes transportation industries. We are collaborating with Narion Corporation to further develop our technology for this industry, which allows us to incur minimal costs while pursuing this market opportunity. While use of this fundamental technology in applications intended for transportation markets is proven, the development and refinement of specific products, obtaining the certifications required for commercial deployment and establishing an efficient manufacturing source and channels to market will take some time, and we cannot assure that these goals will be achieved. We believe that the opportunities for application of our sensing technology in the transportation market are global and of great value, but it will also take longer to commercialize products targeted for this market for the reasons stated above.

Overall, our sensing technologies could provide future diversification as well as the opportunity for continued business expansion and growth beyond the maturation of our combustion-related businesses.

Our Industry

The combustion and emissions control systems markets are significant, both with respect to the wide array of industries in which the systems are used and the amount of capital spent installing and upgrading the systems. Combustion systems are used to provide heat for many different industrial and commercial processes, including boilers, petrochemical process heaters, and waste disposal systems. In order to maximize energy efficiency while keeping pace with regulatory guidelines for air pollution emissions, operators of combustion systems are continually installing, maintaining, and upgrading a variety of costly process control, air pollution control and monitoring systems. Although we believe that there are many potential markets for our ClearSign Core™ technology, to date we have limited the introduction of this technology to petroleum refining process heaters, energy infrastructure process heaters, boilers for steam and hot water generation, boilers for building heating systems, and enclosed flares. We have initially targeted these markets for various reasons, such as, but not limited to: (i) environmental regulations imposed on these markets, (ii) total available market size, (iii) this technology being the most readily adapted to the needs of these industries and (iv) management experience and expertise.

Our initial target markets center on the energy sector, including downstream oil refineries through the use of process heaters and boilers as well as upstream crude oil production through the use of OTSGs and wellhead enclosed flares. We believe operators in our domestic target markets are under pressure to meet current and proposed federal, state and local pollution emissions standards. The standards applicable to our target markets have been developed over the past 50 years with broad political input. Due to the localized effects of poor air quality, we expect these standards to continue to become more stringent regardless of political leadership. As an illustration, air pollution emission standards are most stringent in the states of California and Texas, which historically have had leadership from different political parties. We believe this to be the case in the U.S. and worldwide in most major developed and developing countries. As a result, these standards are a significant driver for our development and sales efforts. We believe that our ClearSign CoreTM technology can provide a unique, cost-effective pollution control solution for operators in comparison to known competing products.

Recent Developments

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On April 1, 2025, we received a letter (the “Notice”) from Nasdaq’s Listing Qualifications Staff (the “Staff”) indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days beginning on February 18, 2025, and ending on March 31, 2025, we no longer meet the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until September 29, 2025, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180 day period. In the event that we do not regain compliance within this 180 day period, we may be eligible to seek an additional compliance period of 180 calendar days if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Staff that we will not be able to cure the deficiency, or if we are not otherwise eligible, Nasdaq will provide notice to us that our common stock will be subject to delisting.

The Notice does not result in the immediate delisting of our common stock from Nasdaq. We intend to monitor the closing bid price of our common stock and consider its available options in the event that the closing bid price of our common stock remains below $1 per share.

ATM Program Termination

Effective as of July 12, 2025, we terminated our At-the-Market Sales Agreement, dated as of December 23, 2020 (the “Virtu Sales Agreement”), with Virtu Americas LLC. At the time of termination, we had sold 1,594,285 shares of our common stock under the Virtu Sales Agreement for aggregate gross proceeds of approximately $6,122,650.

Wainwright ATM Program

On July 17, 2025, we entered into an At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”). In accordance with the terms of the ATM Agreement, we may offer and sell from time to time through Wainwright, acting as sales agent, shares of our common stock having an aggregate offering price of up to $10,390,000 (the “Placement Shares”). The Placement Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 filed with the SEC on July 17, 2025 (the “Registration Statement”) and the prospectus relating to the offer and sale of the Placement Shares that forms a part of the Registration Statement, which was declared effective by the SEC on July 28, 2025.

Second Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On August 8, 2025, we received a notice (the “Second Notice”) from Nasdaq’s Listing Qualifications Department stating that we are not in compliance with the board of directors independence requirement set forth in Nasdaq Listing Rule 5605(b)(1) and the audit committee composition requirement set forth in Nasdaq Listing Rule 5605(c)(2)(A) (collectively, the “Nasdaq Composition Requirements”) due to the resignations of Catharine M. de Lacy and Judith S. Schrecker from the Company’s board of directors (the “board of directors”) on August 4, 2026.

Specifically, when the Second Notice was issued, the board of directors did not have a majority of directors that would be considered “independent directors,” as that term is defined in Nasdaq Listing Rule 5605(a)(2), and the Audit and Risk Committee of the board of directors (the “Audit Committee”) consisted of only two independent directors, rather than the minimum three independent directors as required by Nasdaq Listing Rule 5605(c)(2)(A).

We intend to regain compliance with the Nasdaq Composition Requirements by appointing a new director to the board of directors and Audit Committee who meets the independence requirements under Nasdaq rules and Rule 10A-3(b)(1) under the Exchange Act. Consistent with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq has provided us a cure period in order to regain compliance with the Nasdaq Composition Requirements (i) until the earlier of our next annual meeting of stockholders or one year from the resignation of Mss. de Lacy and Schrecker, or August 4, 2026, or (ii) if our next annual meeting of stockholders is held before February 2, 2026, then no later than February 2, 2026.

The Second Notice has no immediate effect on the listing of our common stock on Nasdaq.

Corporate Information

We were incorporated in the State of Washington on January 23, 2008. Effective June 14, 2023, we changed our domicile from the State of Washington to the State of Delaware by means of a plan of conversion. The address of our corporate headquarters is 8023 East 63rd Place, Suite 101, Tulsa, Oklahoma 74133 and our telephone number is (918) 236-6461. Our website can be accessed at www.clearsign.com. We currently operate in the United States.

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements.

THE OFFERING

Shares of common stock offered	We are offering 5,267,222 shares of common stock, which are issuable upon the exercise of our outstanding Warrants to purchase shares of our common stock.

Shares of common stock to be outstanding immediately after this offering	57,693,504 shares of common stock, assuming the exercise of the Warrants in full.

Use of proceeds	We may receive up to $5.5 million upon the exercise of the Warrants, if and when the Warrant holders elect to exercise such Warrants. We will not receive any proceeds from the sale of the underlying common stock. Please see the section titled “Plan of Distribution” on page 14 for more information regarding the distribution of the Warrants. Please refer to “Description of Securities Being Registered,” beginning on page 13 for the description of the Warrants. We intend to use the net proceeds from any exercise of the Warrants for working capital, research and development, marketing and sales, and general corporate purposes. Please see the section entitled see “Use of Proceeds” on page 11 of this prospectus for a more detailed discussion.

Market for our securities	Our common stock is currently traded on Nasdaq under the symbol “CLIR.”

Risk factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 10 of this prospectus and the risk factors incorporated by reference into this prospectus.

The number of shares of common stock to be outstanding after this offering is based on 52,426,282 shares outstanding as of August 20, 2025, and excludes:

●      Approximately 1,234,000 shares of common stock issuable upon the vesting of outstanding restricted stock units;

●      Approximately 2,397,000 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $2.03 per share;

●      Approximately 491,000 shares issuable upon the exercise of outstanding stock options granted outside of our Equity Incentive Plans (as defined below) at a weighted average exercise price of $1.53 per share;

●      Approximately 1,535,000 shares reserved for future issuances under the ClearSign Technologies Corporation 2021 Equity Incentive Plan (the “2021 Plan”);

●      Approximately 278,000 shares reserved for future issuances under the ClearSign Technologies Corporation 2013 Consultant Stock Plan (the “Consultant Plan,” together with the ClearSign Technologies Corporation 2011 Equity Incentive Plan and the 2021 Plan, the “Equity Incentive Plans”);

●      425,109 shares of our common stock issuable upon exercise of underwriter warrants issued to Public Ventures, LLC (“Public Ventures”) in connection with an underwritten public offering at an exercise price of $1.1375 per share;

●      15,147,606 shares of common stock issuable upon exercise of certain redeemable warrants outstanding at an exercise of $1.05 per share;

●      2,795,395 shares of common stock issuable upon exercise of certain pre-funded warrants outstanding at an exercise of $0.0001 per share; and

●      432,432 shares of common stock issuable upon exercise of placement agent warrants issued to Public Ventures as placement agent at an exercise of $1.1375 per share.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and incorporated by reference herein, together with all of the other information in, or incorporated by reference in, this prospectus, including our financial statements and related notes incorporated by reference herein, before making an investment decision If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of common stock could decline, and you might lose all or part of your investment.

Risks Related to this Offering and to Our Common Stock

If the Warrant holders exercise their Warrants in full and sell significant amounts of common stock, or the perception exists that these sales could occur, such events could cause the common stock price to decline.

The shares of common stock issuable upon exercise of the Warrants being registered for resale in this prospectus will be freely tradable without restriction or further registration under the Securities Act upon exercise of the Warrants. As a result, a substantial number of shares of common stock may be sold in the public market to the extent the Warrants are exercised. If there are significantly more shares of common stock offered for sale than buyers are willing to purchase, then the market price of the common stock may decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell common stock.

Our ability to utilize our common stock to finance future capital needs, or for other purposes, is limited by the number of authorized shares of common stock currently available for issuance.

As of the date of this prospectus, we had authority to issue a total of 87,500,000 shares of common stock, of which 52,426,282 shares of common stock have been issued and approximately 30,000,000 shares of common stock are reserved for issuance in connection with certain securities issued under our Equity Incentive Plans and other outstanding securities, including stock options and warrants.

We have historically financed our operations primarily through issuances of equity securities. With the limited shares of common stock presently available for issuance, our ability to secure additional financing through the sale of common stock, to the extent needed, is limited. Absent an increase in the shares of common stock authorized to be issued under our certificate of incorporation, we will be limited to other financing structures in the event additional financing is required. Such alternative structures may be less favorable or unavailable in which case we may be forced to forego opportunities or required to downsize operations due to lack of funding.

We will have broad discretion as to the proceeds that we receive from the exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the shares of common stock underlying the Warrants. However, we may receive up to approximately $5.5 million in aggregate gross proceeds from the exercise of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, we intend to use the net proceeds from the exercise of the Warrants for working capital, research and development, marketing and sales, and general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from the exercise of the Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of common stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the shares of common stock underlying the Warrants, future equity offerings by us and other issuances of our common stock or other securities. In addition, the issuance of the shares of common stock upon exercise of the Warrants, to the extent the Warrants are exercised, and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

You may experience future dilution as a result of issuance of the shares of common stock underlying the Warrants, future equity offerings by us and other issuances of our common stock or other securities. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share as prior issuances of common stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the prices per share for previous issuances of common stock or securities convertible into common stock paid by certain investors. In addition, the exercise price of the Warrants may be equal to or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our equity incentive programs. In addition, the issuance of the shares of common stock underlying the Warrants and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

In making your investment decision, you should rely only on statements made in this prospectus in determining whether to purchase our securities.

You should carefully evaluate all of the information in this prospectus. We have received in the past, and may continue in the future to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees, that incorrectly reports on statements made by our officers or employees or that is misleading as a result of omitting to state information provided by us or our officers or employees. You should rely only on the information contained in this prospectus in determining whether to purchase our securities.

The price of our common stock may be volatile, and the market price of our common stock may decrease.

The price of our common stock may vary from time to time. The factors that may cause the market price of our common stock to fluctuate include, but are not limited to:

●	progress, or lack of progress, in developing and commercializing our technology;

●	our ability to recruit and retain qualified personnel;

●	changes in the perception of investors and securities analysts regarding the risks to our business or the condition of our business;

●	changes in our relationships with key customers;

●	changes in the market valuation or earnings of our competitors or companies viewed as similar to us;

●	changes in key personnel;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	the granting or exercise of employee stock options or other equity awards; and

●	general market and economic conditions.

In addition, the equity markets have experienced significant price and volume fluctuations that have affected the market prices for the securities of small companies such as ours for a number of reasons, including reasons that may be unrelated to the business or operating performance. These broad market fluctuations may result in a material decline in the market price of our common stock and you may not be able to sell your shares of common stock at prices you deem acceptable. In the past, following periods of volatility in the equity markets, securities class action lawsuits have been instituted against public companies. Such litigation, if instituted against us, could result in substantial cost and in the diversion of management attention.

USE OF PROCEEDS

The gross proceeds that we receive from the exercise of the Warrants will depend upon the number of Warrants exercised. If the Warrants are exercised in full, we will receive gross proceeds of approximately $5.5 million. There can be no assurance that any Warrant holder will exercise Warrants, especially since, as of the date of this prospectus, none of the Warrants are in-the-money.

We intend to use the net proceeds from the exercise of the Warrants for working capital, research and development, marketing and sales, and general corporate purposes. We have broad discretion in determining how the proceeds from the exercise of the Warrants, if any, will be used, and our discretion is not limited by the aforementioned possible uses. Our board of directors believes the flexibility in application of the net proceeds is prudent. See the section entitled “Risk Factors – Risks Related to this Offering and to our Common Stock – We will have broad discretion as to the proceeds that we receive from the exercise by any holder of the Warrants, and we may not use the proceeds effectively.” This expected use of the net proceeds from any exercise of the Warrants represents our intentions based upon our current plans and business conditions, and our management will retain broad discretion as to the ultimate allocation of the proceeds. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

We will bear all other costs, fees and expenses incurred in effecting the registration of the offer and sale of the shares issuable upon exercise of the Warrants covered by this prospectus and any accompanying prospectus supplement, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

The terms and the public offering prices of the securities offered in the underwritten public offering in which we issued the Warrants were determined by negotiations between us and the underwriter. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of our securities and the securities of other public companies, market conditions, and certain financial and operating information of companies engaged in activities similar to ours.

Dilution

If the Warrants are exercised in full, your ownership interest will be diluted to the extent of the difference between the Warrants’ exercise price per share and our pro forma net tangible book value per share immediately after this offering.

Our historical net tangible book value as of June 30, 2025, was approximately $9.6 million, or $0.18 per share of common stock. We calculate net tangible book value per share by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2025.

After giving effect to the exercise of all outstanding Warrants at an exercise price of $1.05 per share, and after deducting estimated aggregate offering expenses payable by us, our pro forma net tangible book value as of June 30, 2025, is approximately $15.1 million. This represents an immediate increase in net tangible book value of $0.08 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $0.79 per share of common stock to the holders of the outstanding Warrants.

The following table illustrates this per share dilution:

Exercise price per share		$1.05
Net tangible book value per share as of June 30, 2025	$0.18
Increase in net tangible book value per share attributable to this offering	$0.08
Pro forma net tangible book value per share as of June 30, 2025, after giving effect to this offering		$0.26
Dilution per share to new investors purchasing shares in this offering		$0.79

The foregoing discussion and table illustrates the dilution in net tangible book value per share to the holders of the Warrants as of June 30, 2025. The foregoing table illustrates this calculation on a per share basis.

The above discussion and table are based on 52,426,282 shares of our common stock issued and outstanding as of June 30, 2025, except as described, and excludes, as of such date:

●	Approximately 1,077,000 shares of common stock issuable upon the vesting of outstanding restricted stock units;

●	Approximately 2,397,000 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $2.03 per share;

●	Approximately 491,000 shares issuable upon the exercise of outstanding stock options granted outside of our Equity Incentive Plans at a weighted average exercise price of $1.53 per share;

●	Approximately 1,692,000 shares reserved for future issuances under the 2021 Plan;

●	Approximately 278,000 shares reserved for future issuances under the Consultant Plan;

●	425,109 shares of our common stock issuable upon exercise of underwriter warrants issued to Public Ventures in connection with an underwritten public offering at an exercise price of $1.1375 per share;

●	15,147,606 shares of common stock issuable upon exercise of certain redeemable warrants outstanding at an exercise of $1.05 per share;

●	2,795,395 shares of common stock issuable upon exercise of certain pre-funded warrants outstanding at an exercise of $0.0001 per share; and

●	432,432 shares of common stock issuable upon exercise of placement agent warrants issued to Public Ventures as placement agent at an exercise of $1.1375 per share.

The discussion and table above assume no exercise of any other outstanding warrants. To the extent that other outstanding warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES BEING REGISTERED

General

We are registering the issuance of 5,267,222 shares of common stock upon the exercise of the Warrants.

The following summary of certain material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. You should refer to our bylaws, as amended from time to time, and our certificate of incorporation, as amended from time to time. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (the “DGCL”), as applicable.

Authorized and Outstanding Stock

Our certificate of incorporation authorized capital stock consists of 89,500,000 shares, $0.0001 par value per share, consisting of: (i) 87,500,000 shares of common stock; and (ii) 2,000,000 shares of preferred stock.

As of August 20, 2025, we have (i) 52,426,282 shares of common stock issued and outstanding, and (ii) 0 shares of preferred stock issued and outstanding.

Common Stock

Dividend Rights. The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of common stock will be entitled to the payment of dividends on the common stock when, as and if declared by the board of directors in accordance with applicable law.

Voting Rights. Holders of common stock will be entitled to one vote for each share held as of the record date for determining stockholders entitled to vote on such matters, except as otherwise required by law.

Right to Receive Liquidation Distributions. Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Company, the funds and assets of the Company that may be legally distributed to the stockholders will be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Other Matters. All outstanding shares of the common stock will be fully paid and nonassessable. The common stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

On April 23, 2024, we completed an underwritten public offering, whereby we sold 4,620,760 shares of common stock and accompanying Warrants to purchase up to 4,620,760 shares of common stock, which included a 45-day option for Public Ventures, as underwriter of the public offering, to purchase up to an additional 693,114 shares of common stock and Warrants to purchase up to 693,114 shares of common stock, or up to 693,114 shares of common stock only, at a price of $0.92 per set of one share of common stock and one Warrant. Subsequently, on May 15, 2024, Public Ventures exercised its over-allotment option in full to purchase an additional 693,114 shares of common stock and Warrants to purchase up to 693,114 shares of common stock. As of the date hereof, 46,652 Warrants have been exercised and the shares of common stock underlying such exercised Warrants have been issued.

Exercise Price. The initial exercise price of the Warrants is $1.05 per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Exercisability. The Warrants are exercisable at any time after the date of issuance, in whole or in part, and at any time up to the date that is five years from the date of issuance, at which time any unexercised Warrants will expire and cease to be exercisable. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares upon exercise of a Warrant, we will, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Transferability. A Warrant in book entry form may be transferred at the option of the holder through the facilities of The Depository Trust Company (“DTC”) and Warrants in physical form may be transferred upon surrender of the Warrant to the warrant agent together with the appropriate instruments of transfer. Pursuant to a warrant agent agreement between us and the warrant agent, the Warrants were issued in book-entry form and were represented by one or more global certificates deposited with DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Redemption. At any time prior to the full exercise or the termination date of the Warrants, the Company has the right to call the Warrants for redemption upon 30 days’ prior written or published notice at a price of $0.01 per Warrant, provided that the closing price of the common stock reported, for at least 20 of the 30 consecutive business days ending on the business day prior to the Company’s giving notice of redemption, has been at least $2.275 per share, subject to adjustment. Holders of the Warrants have the right to exercise the Warrants prior to the date set forth in the Company’s notice of redemption. After such date, all rights of the holders will terminate, other than the right to receive the redemption price of $0.01 per Warrant, without interest.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, or our consolidation or merger with or into another person, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Exchange Listing. The Warrants are not listed on Nasdaq or any other national securities exchange or any other nationally recognized trading system, and we do not intend to do so.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Trading Symbols and Market

Our common stock is listed on Nasdaq under the symbol “CLIR.”

PLAN OF DISTRIBUTION

The common stock referenced on the cover page of this prospectus will be offered solely by us and will be issued and sold upon the exercise of the Warrants described herein. The shares of common stock issuable upon exercise of the Warrants were previously registered pursuant to our previous “shelf” registration statement on Form S-3 (File No. 333-265967).

The shares of common stock issuable upon the exercise of the Warrants will not be offered through underwriters, or brokers or dealers. We will not pay any compensation in connection with the offering of the shares of common stock upon exercise of the Warrants.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York.

EXPERTS

The consolidated financial statements for ClearSign Technologies Corporation as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of BPM CPA LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. Specifically, we incorporate by reference the documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on May 28, 2025;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, and June 30, 2025, filed with the SEC on May 15, 2025, and August 14, 2025, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on April 4, 2025, May 23, 2025, May 27, 2025, July 11, 2025, July 18, 2025, July 28, 2025, August 8, 2025 and August 15, 2025; and

•	the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to:

ClearSign Technologies Corporation

8023 E. 63rd Place, Suite 101

Tulsa, OK 74133
(918) 236-6461

Attention: Chief Financial Officer

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the website of the SEC referred to above. We maintain a website at www.clearsign.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

5,267,222 Shares of Common Stock Underlying the Warrants

PRELIMINARY PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees, paid or payable by ClearSign Technologies Corporation (the “Registrant”) in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC registration fee	$-
Legal fees and expenses	15,000
Accounting fees and expenses	8,500
Total	$23,500

Item 14.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law (the “DGCL”), the Registrant’s Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) and Bylaws (as amended from time to time, the “Bylaws”) contain provisions that limit or eliminate the personal liability of the Registrant’s officers and directors for a breach of their fiduciary duty as a director and/or officer, as applicable. For example, the fiduciary duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation will also authorize the Registrant to indemnify officers, directors, and other agents of the Registrant to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, the Bylaws will provide that:

●	the Registrant may indemnify directors, officers, and employees of the Registrant to the fullest extent permitted by the DGCL, subject to limited exceptions; and

●	the rights provided in the Bylaws are not exclusive.

The Certificate of Incorporation and Bylaws provide for the indemnification provisions described above. The Registrant has entered into, and intends to continue to enter into, separate indemnification agreements with the Registrant’s directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally requires the Registrant, among other things, to indemnify the Registrant’s officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally requires the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently maintains insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.	Recent Sales of Unregistered Securities.

On April 23, 2024, in connection with a public offering, the Registrant issued warrants to Public Ventures, LLC, as underwriter of the public offering (“Public Ventures”), to purchase up to 369,660 shares of common stock at an exercise price of $1.1375 per share as a consideration for the services provided (the “Underwriter Warrants”), which became exercisable as of October 16, 2024. Subsequently, on May 15, 2024, in connection with Public Ventures’ full exercise of its over-allotment option, we issued to Public Ventures additional Underwriter Warrants to purchase up to 55,449 shares of common stock. The Underwriter Warrants may be exercised on a cashless basis based on a formula set forth in the Underwriter Warrants. The Underwriter Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

On April 23, 2024, in connection with a private placement that was completed concurrently with the public offering described above, the Registrant issued to one accredited investor (i) 2,249,763 shares of common stock (the “Private Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 3,155,642 shares of common stock, and (iii) redeemable warrants (the “Private Warrants,” together with the Private Shares and Pre-Funded Warrants, the “Private Securities”) to purchase up to 8,108,106 shares of common stock, resulting in gross proceeds to the Registrant of approximately $5,000,000. The Private Securities were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

On April 23, 2024, the Registrant issued Public Ventures, as exclusive placement agent in connection with the private placement described above, warrants to purchase up to 432,432 shares of common stock (the “Placement Agent Warrants”) as consideration for their services. The Placement Agent Warrants became exercisable on October 16, 2024, have an exercise price of $1.1375 per share and may be exercised on a cashless basis based on a formula set forth in the Placement Agent Warrants. The Placement Agent Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

On June 24, 2024, in connection with the exercise of the participation right granted to clirSPV LLC (“clirSPV”) pursuant to that certain Stock Purchase Agreement, dated July 12, 2018, between the Registrant and clirSPV (as modified from time to time, the “Participation Right”), the Registrant issued to clirSPV (i) 3,350,000 shares of common stock, (ii) Pre-Funded Warrants to purchase up to 1,343,000 shares of common stock, and (iii) Private Warrants to purchase up to 7,039,500 shares of common stock, resulting in gross proceeds to the Registrant of approximately $4,300,000. The securities issued to clirSPV pursuant to its Participation Right exercise were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

From August 20, 2022, to August 20, 2025, the Registrant issued 70,000 shares of common stock pursuant to its 2013 Consultant Stock Plan to Firm IR Group, LLC, with a per share value ranging from $0.66 to $1.93, in exchange for their services. These shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, for a transaction by an issuer not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibit Index

Exhibit No.	Description of Document

1.1	At The Market Offering Agreement by and between ClaerSign Technologies Corporation and H.C. Wainwright & Co., LLC, dated July 17, 2025 (incorporated by reference to Exhibit 1.2 to the Company’s Form S-3 filed with the Securities and Exchange Commission on July 17, 2025).
2.1	Plan of Conversion, dated June 14, 2023 (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2023).
3.1	Certificate of Incorporation of ClearSign Technologies Corporation, a Delaware corporation (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2023).
3.2	Certificate of Amendment, as filed with the Secretary of the State of Delaware on June 26, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2024).
3.3	Bylaws of ClearSign Technologies Corporation, a Delaware corporation (incorporated by reference to Exhibit 3.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2023).
3.4	Certificate of Conversion, as filed with the Secretary of State of the State of Delaware on June 14, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2023).
3.5	Articles of Conversion, as filed with the Secretary of State of the State of Washington on June 14, 2023 (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2023).
4.1	Form of Common Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on April 19, 2024).
4.2	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on April 19, 2024).

4.3	Form of Private Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed with the Securities and Exchange Commission on April 19, 2024).
4.4	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on April 23, 2024).
4.5	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K filed with the Securities and Exchange Commission on April 19, 2024).
5.1**	Opinion of Mitchell Silberberg & Knupp LLP.
10.1+	Form of Confidentiality and Proprietary Rights Agreement (incorporated by reference to Exhibit 10.6 to the Company’s Form 10-K filed with the Securities and Exchange Commission on February 26, 2015).
10.2	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 14, 2023).
10.3	ClearSign Combustion Corporation 2013 Consultant Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the Securities and Exchange Commission on May 6, 2013).
10.4+	Employment Agreement dated January 28, 2019 between the registrant and Colin James Deller (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 30, 2019).
10.5+	ClearSign Technologies Corporation 2021 Equity Incentive Plan (incorporated by reference to Appendix A from the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 7, 2021).
10.6	2021 Equity Incentive Plan Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.13 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).
10.7	2021 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.14 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).
10.8	2021 Equity Incentive Plan Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.15 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).
10.9+	Offer Letter dated October 18, 2021 by and between the Company and Brent Hinds (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 12, 2021).
10.10	Lease Agreement, entered into as of June 20, 2016, between Paradigm Realty Advisors, L.L.C. and ClearSign Technologies Corporation (incorporated by reference to Exhibit 10.18 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).
10.11	First Amendment to Lease, entered into as of July 29, 2019, between Tulsa Portfolio Oklahoma Realty LP and ClearSign Technologies Corporation (incorporated by reference to Exhibit 10.19 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).
10.12	Second Amendment to Lease, entered into as of January 14, 2020, between Tulsa Portfolio Oklahoma Realty LP and ClearSign Technologies Corporation (incorporated by reference to Exhibit 10.20 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).
10.13+	Amendment to Employment Agreement between the Company and Colin James Deller (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 15, 2022).
10.14+	Amendment to Offer Letter between the Company and Brent Hinds, dated August 8, 2023 (incorporated by reference to the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 14, 2023).
10.15	Form of Warrant Agency Agreement, by and between ClearSign Technologies Corporation and VStock Transfer, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on April 19, 2024).
10.16	Amendment to Warrant Agency Agreement, dated as of May 15, 2024, by and between ClearSign Technologies Corporation and VStock Transfer, LLC (incorporated by reference to Exhibit 10.25 of the Company’s Form S-1 filed with the Securities and Exchange Commission on May 20, 2024).
10.17+	G. Todd Silva’s Offer Letter, effective as of August 1, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on August 6, 2024).
10.18	Cooperation Agreement, dated May 22, 2025, by and between ClearSign Technologies Corporation and Richard D. Clarkson (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 27, 2025).
10.19	Cooperation Agreement, dated May 22, 2025, by and between ClearSign Technologies Corporation and Anthony DiGiandomenico (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 27, 2025)
10.20+	Louis J. Basenese’s Offer Letter, effective as of May 22, 2025 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 27, 2025)
10.21+	Anthony DiGiandomenico’s Offer Letter, effective as of May 22, 2025 (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 27, 2025)
21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).

23.1*	Consent of BPM CPA LLP, Independent Registered Public Accounting Firm.
23.2**	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page of the initial registration statement).
107**	Filing Fee Table.

* Filed herewith.

** Previously filed.

+ Agreement with management or compensatory plan or arrangement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on August 20, 2025.

CLEARSIGN TECHNOLOGIES CORPORATION

By:	/s/ Colin James Deller
Colin James Deller, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: August 20, 2025	/s/ Colin James Deller
Colin James Deller
Chief Executive Officer
(Principal Executive Officer)

Dated: August 20, 2025	/s/ Brent Hinds
Brent Hinds
Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated: August 20, 2025	*
Louis J. Basenese, Director

Dated: August 20, 2025	*
Anthony DiGiandomenico, Director

Dated: August 20, 2025	*
G. Todd Silva, Director

*By:	/s/ Colin James Deller
Colin James Deller
Attorney-in-fact